Exhibit 99.1

Contact:
Brian Scott
Chief Financial Officer & Chief Accounting Officer
866.861.3229

AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2017 RESULTS

Quarterly revenue of $490 million;

GAAP EPS of $0.63 and adjusted EPS of $0.67

SAN DIEGO – (August 3, 2017) – AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, today announced its second quarter 2017 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2017	% Change Q2 2016	YTD June 30, 2017	% Change YTD June 30, 2016
Revenue	$489.8	3%	$985.0	5%
Gross profit	$161.0	4%	$322.8	5%
Net income	$31.3	19%	$63.3	21%
Diluted EPS	$0.63	19%	$1.28	21%
Adj. diluted EPS*	$0.67	10%	$1.30	8%
Adjusted EBITDA*	$67.2	13%	$130.3	11%

*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

Highlights

•	Consolidated revenue grew 3% year over year; revenue was 7% higher excluding the significant labor disruption revenue in the prior year quarter.

•	Travel Nurse Staffing, our largest division, grew revenue 9% year over year, driven by both volume and pricing.

•	Our Allied division reached a record high for revenue, growing 12% year over year.

•	Adjusted EBITDA grew 13% year over year, representing a 13.7% margin.

“AMN Healthcare’s ability to deliver superior service and a diversified suite of workforce solutions continues to differentiate us in the marketplace. Every day, we are helping thousands of healthcare organizations access the best talent, control costs, and more effectively optimize their workforce to deliver the best patient care possible,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “Listening and responding to our clients’ evolving workforce needs is paramount and enables us to strategically position AMN to have the right solutions at the right time.”

“Although there continues to be debate regarding potential changes to healthcare policy, several key macro-trends remain very much in our favor and should continue to provide opportunity for growth as well as the need for innovation in workforce solutions. This environment, combined with the positive momentum in our MSP business and robust pipeline, provides us great confidence as we look toward 2018,” added Ms. Salka.

Second Quarter 2017 Results

Consolidated revenue for the quarter was $490 million, a 3% increase over prior year and down 1% sequentially. Excluding labor disruption revenue from the prior year quarter, consolidated second quarter revenue was up 7% year over year. There was no labor disruption revenue reported in this quarter, compared to approximately $18 million in the same quarter last year.

Revenue for the Nurse and Allied Solutions segment was $301 million, which is 3% higher year-over-year and 4% lower sequentially. The Travel Nurse division continued its strong performance, with revenue up 9% year-over-year and seasonally down 5% sequentially. The Allied division revenue increased 12% year-over-year and 1% sequentially.

Locum Tenens Solutions segment revenue was $108 million, down 1% year-over-year and up 5% sequentially. The Other Workforce Solutions segment revenue was $81 million, reflecting an increase of 12% year-over-year and 3% sequentially, with the year-over-year growth driven by the Peak Health Solutions acquisition last June and growth in the VMS, interim leadership, and workforce optimization businesses, partially offset by declines in the permanent placement businesses.

Gross margin was 32.9%, which is 20 basis points higher both year-over-year and sequentially.

SG&A expenses were $97 million, or 19.7% of revenue, compared to $100 million, or 21.0% of revenue, in the same quarter last year and $102 million, or 20.6% of revenue, in the previous quarter. SG&A included a favorable professional liability actuarial adjustment of $4 million, compared to a favorable adjustment of $2 million in the same quarter last year. On a sequential basis, the lower SG&A percentage was primarily driven by the favorable professional liability actuarial adjustment in the second quarter.

Net income was $31 million, or $0.63 per diluted share, compared to $26 million, or $0.53 per diluted share, in the same quarter last year. Excluding amortization of intangible assets, acquisition and integration costs, net of tax, and the excess tax benefits relating to a change in stock compensation accounting, adjusted net income per diluted share was $0.67. Adjusted EBITDA was $67 million, a year-over-year increase of 13%. Adjusted EBITDA margin was 13.7%, representing a 120 basis point increase year-over-year and 90 basis point increase sequentially.

At June 30, 2017, cash and cash equivalents totaled $23 million. For the quarter ended June 30, 2017, cash flow from operations was $18 million and capital expenditures were $6 million. The Company ended the quarter with total debt outstanding of $343 million, with a leverage ratio as calculated in accordance with the Company’s credit agreement of 1.4 to 1.

Third-Quarter 2017 Outlook

Metric	Guidance*
Consolidated revenue	$490 -$496 M
Gross margin	32.5%
SG&A as percentage of revenue	20.5%
Adjusted EBITDA margin	12.5%

*	Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Adjusted EBITDA Margin to Guidance Operating Margin” below.

The projected year-over-year revenue increase of 4% to 5% is driven primarily by growth in our Nurse and Allied and Other Workforce Solutions segments. Travel Nurse Staffing, our largest business, is expected to grow approximately 7% year over year. There is no material labor disruption revenue included in the third quarter guidance.

Conference Call on August 3, 2017

AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its second quarter 2017 financial results on Thursday, August 3, 2017 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 234-9959 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on August 3, 2017, and can be accessed until 11:59 p.m. Eastern Time on August 17, 2017 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 426696.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, medical coding and consulting, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities and many other healthcare settings.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial performance, our guidance for third quarter 2017 revenue, gross margin, SG&A expenses as a percentage of revenue, adjusted EBITDA margin and segment growth, the existence of favorable long-term macro drivers, our ability to grow and the positive momentum and robust pipeline with our managed service programs. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in our fillings with the Securities and Exchange Commission (SEC), including our most recent Annual Report on Form 10-K for the year ended December 31, 2016, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Brian Scott
Chief Financial Officer & Chief Accounting Officer
866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016
Revenue	$489,803	$473,729	$495,169	$984,972	$941,731
Cost of revenue	328,791	318,976	333,393	662,184	635,080

Gross profit	161,012	154,753	161,776	322,788	306,651

Gross margin	32.9%	32.7%	32.7%	32.8%	32.6%
Operating expenses:
Selling, general and administrative (SG&A)	96,673	99,541	102,073	198,746	197,364
SG&A as a % of revenue	19.7%	21.0%	20.6%	20.2%	21.0%

Depreciation and amortization	7,959	7,334	7,668	15,627	14,099

Total operating expenses	104,632	106,875	109,741	214,373	211,463

Income from operations	56,380	47,878	52,035	108,415	95,188
Operating margin (1)	11.5%	10.1%	10.5%	11.0%	10.1%
Interest expense, net, and other	4,928	2,800	5,130	10,058	6,049

Income before income taxes	51,452	45,078	46,905	98,357	89,139

Income tax expense	20,197	18,756	14,897	35,094	36,948

Net income	$31,255	$26,322	$32,008	$63,263	$52,191

Net income as a % of revenue	6.4%	5.6%	6.5%	6.4%	5.5%
Other comprehensive income (loss):
Foreign currency translation and other	(41)	86	3	(38)	125
Cash flow hedge, net of income taxes	(58)	(111)	43	(15)	(574)

Other comprehensive income (loss)	(99)	(25)	46	(53)	(449)

Comprehensive income	$31,156	$26,297	$32,054	$63,210	$51,742

Net income per common share:
Basic	$0.65	$0.55	$0.67	$1.32	$1.09

Diluted	$0.63	$0.53	$0.65	$1.28	$1.06

Weighted average common shares outstanding:
Basic	47,916	48,034	47,782	47,849	47,964

Diluted	49,475	49,348	49,520	49,498	49,225

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share data and operating data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016
Revenue
Nurse and allied solutions	$300,727	$292,663	313,523	614,250	590,387
Locum tenens solutions	108,215	109,129	102,843	211,058	211,867
Other workforce solutions	80,861	71,937	78,803	159,664	139,477

	$489,803	$473,729	495,169	984,972	941,731

Reconciliation of Non-GAAP Items:

Segment operating income (2)
Nurse and allied solutions	$47,851	$39,503	45,980	93,831	81,121
Locum tenens solutions	12,371	16,317	12,219	24,590	29,608
Other workforce solutions	22,041	17,858	19,857	41,898	35,444

	82,263	73,678	78,056	160,319	146,173
Unallocated corporate overhead	15,080	14,420	14,891	29,971	28,225

Adjusted EBITDA (3)	67,183	59,258	63,165	130,348	117,948
Adjusted EBITDA margin (4)	13.7%	12.5%	12.8%	13.2%	12.5%

Depreciation and amortization	7,959	7,334	7,668	15,627	14,099
Share-based compensation	2,562	2,710	2,681	5,243	6,091
Acquisition and integration costs	282	1,336	781	1,063	2,570

Income from operations	56,380	47,878	52,035	108,415	95,188
Interest expense, net, and other	4,928	2,800	5,130	10,058	6,049

Income before income taxes	51,452	45,078	46,905	98,357	89,139
Income tax expense	20,197	18,756	14,897	35,094	36,948

Net income	$31,255	$26,322	32,008	63,263	52,191

GAAP diluted net income per share (EPS)	$0.63	$0.53	0.65	1.28	1.06
Adjustments:
Amortization of intangible assets	0.09	0.09	0.09	0.19	0.18
Acquisition and integration costs	0.01	0.03	0.02	0.02	0.05
Tax effect on above adjustments	(0.04)	(0.04)	(0.04)	(0.08)	(0.09)
Excess tax benefits (5)	(0.02)	0.00	(0.09)	(0.11)	0.00

Adjusted diluted EPS (6)	$0.67	$0.61	0.63	1.30	1.20

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016
Gross Margin
Nurse and allied solutions	27.8%	26.7%	27.7%	27.7%	26.7%
Locum tenens solutions	30.0%	31.3%	30.7%	30.3%	31.1%
Other workforce solutions	55.7%	58.9%	55.0%	55.3%	59.6%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (7)	8,776	8,337	9,051	8,913	8,406

Locum tenens solutions
Days filled (8)	58,660	61,068	55,243	113,903	119,234
Revenue per day filled (9)	$1,845	$1,787	$1,862	$1,853	$1,777

	As of June 30,		As of March 31,
	2017	2016	2017
Leverage ratio (10)	1.4	1.9	1.6

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30, 2017	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$22,878	$37,711	$10,622
Accounts receivable, net	334,597	334,782	341,977
Accounts receivable, subcontractor	36,631	48,838	49,233
Prepaid and other current assets	46,938	50,893	48,796

Total current assets	441,044	472,224	450,628

Restricted cash, cash equivalents and investments	33,882	29,141	31,287
Fixed assets, net	65,368	62,620	59,954
Other assets	71,594	65,368	57,534
Goodwill	340,596	340,564	341,754
Intangible assets, net	236,486	241,130	245,724

Total assets	$1,188,970	$1,211,047	$1,186,881

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$118,943	$136,028	$137,512
Accrued compensation and benefits	107,283	99,642	107,993
Current portion of notes payable, less unamortized fees	18,071	3,750	3,750
Deferred revenue	9,644	8,840	8,924
Other current liabilities	12,387	29,428	16,611

Total current liabilities	266,328	277,688	274,790

Notes payable, less unamortized fees	319,462	358,512	359,192
Deferred income taxes, net	12,387	16,548	21,420
Other long-term liabilities	82,301	81,494	82,096

Total liabilities	680,478	734,242	737,498

Commitments and contingencies

Stockholders’ equity	508,492	476,805	449,383

Total liabilities and stockholders’ equity	$1,188,970	$1,211,047	$1,186,881

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31	June 30,
	2017	2016	2017	2017	2016
Net cash provided by operating activities	$18,474	$20,053	$52,314	$70,788	$55,280
Net cash used in investing activities	(6,320)	(58,451)	(13,301)	(19,621)	(233,154)
Net cash provided by (used in) financing activities	(26,945)	36,268	(11,928)	(38,873)	189,235
Effect of exchange rates on cash	(42)	86	4	(38)	125

Net increase (decrease) in cash and cash equivalents	(14,833)	(2,044)	27,089	12,256	11,486
Cash and cash equivalents at beginning of period	37,711	23,106	10,622	10,622	9,576

Cash and cash equivalents at end of period	$22,878	$21,062	$37,711	$22,878	$21,062

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosures

Reconciliation of Guidance Adjusted EBITDA Margin to

Guidance Operating Margin

(unaudited)

	Three Months Ending
	September 30, 2017
Adjusted EBITDA margin	12.5	%(11)
Deduct:
Share-based compensation	0.5%

EBITDA margin	12.0%

Depreciation and amortization	1.6%

Operating margin	10.4%

(1)	Operating margin represents income from operations divided by revenue.
(2)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs and share-based compensation.
(3)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indenture governing our 5.125% Senior Notes due 2024. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(4)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(5)	The consolidated effective tax rate for the three and six months ended June 30, 2017 was favorably affected by the recording of excess tax benefits relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $1,028,000 and $5,325,000 for the three and six months ended June 30, 2017, respectively. Since the majority of our equity awards vest during the first quarter of the year, we do not anticipate the recording of additional excess tax benefits of this magnitude for the reminder of the year. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we excluded their impact on adjusted diluted EPS for the three and six months ended June 30, 2017.
(6)	Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of (A) amortization of intangible assets, (B) acquisition and integration costs, (C) tax effect, if any, of the foregoing adjustments, and (D) excess tax benefits relating to equity awards vested and exercised since January 1, 2017. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(7)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(8)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(9)	Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.
(10)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(11)	Guidance percentage metrics are approximate. No significant labor disruption revenues are projected for this quarter.